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                                                                     Exhibit 2.1


                            ASSET PURCHASE AGREEMENT

                                 BY AND BETWEEN

                          CITADEL BROADCASTING COMPANY

                                       AND

                      BROADCASTING PARTNERS HOLDINGS, L.P.








                                October 27, 1999



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                            ASSET PURCHASE AGREEMENT

         THIS ASSET PURCHASE AGREEMENT (this "Agreement") is entered into on October 27, 1999, by and between CITADEL BROADCASTING COMPANY, a Nevada corporation (the "Buyer"), and BROADCASTING PARTNERS HOLDINGS, L.P., a Delaware limited partnership ("BPH").

                                    Recitals

         The entities listed on Schedule 7.4 (the "Subsidiaries") own and operate the radio stations (collectively, the "Stations") set forth below their respective names on Schedule 7.4. BPH holds either or both of (a) a majority of the equity interests in each of the Subsidiaries and (b) the right to cause each of the Subsidiaries to sell its stations to a third party or to cause a "roll-up" of the Stations into BPH or one or more Affiliates of BPH.

         Certain of the Subsidiaries are parties to pending agreements to acquire additional radio stations as set forth on Schedule 7.4 (the "Acquisition Stations"). From and after the completion of any such acquisition prior to the closing under this Agreement, the terms "Stations" and "Assets" as used in this Agreement (except as provided in the first sentence of Article 7) shall include, respectively, each Acquisition Station so acquired and all of the assets relating thereto.

         BPH desires to sell to the Buyer, and to cause any Affiliate of BPH that owns and operates any of the Stations at the time of the closing under this Agreement to sell to the Buyer, substantially all of the assets relating to the Stations (other than the Excluded Assets specified in Section 1.3), and the Buyer desires to purchase those assets, as going concerns, subject to the terms and conditions set forth in this Agreement.

         All references in this Agreement to the "Sellers" means BPH and any Affiliate of BPH that owns any of the Stations or Assets at the time of the closing. Certain other capitalized terms used in this Agreement are defined in
Article 19.

                  NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:


                                    ARTICLE I

                              ASSETS TO BE CONVEYED

         1.1 Closing. Subject to the terms and conditions of this Agreement, the closing of the sale and purchase contemplated by this Agreement (the "Closing") shall take place at the offices of Proskauer Rose LLP, 1585 Broadway, New York, New York, or at such other place as may be agreed upon by the parties, at 10:00 a.m., local time, on the tenth business day after the later of (i) the date on which the FCC Consent becomes a Final Order and (ii) the date on which all waiting periods expire under the HSRA.


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         1.2 Assets. At the Closing, the Sellers shall sell, assign, transfer and convey to the Buyer, and the Buyer shall purchase from the Sellers, all of the Sellers' right, title and interest in the assets, real, personal and mixed, tangible and intangible (including the business of the Stations as a going concern), owned or held by the Sellers and used primarily in the conduct of the business and operation of the Stations, including all such property acquired by the Sellers (or the Subsidiaries) between the date hereof and the Closing Date relating to the Acquisition Stations or otherwise (but excluding the Excluded Assets specified in Section 1.3), including, but not limited to, the following:

                  (a) all of the Sellers' rights in and to the licenses, permits and other authorizations issued to the Sellers by any governmental authority and used in the conduct of the business and operation of the Stations (including the Station Licenses), together with any additions thereto (including renewals or modifications of such licenses, permits and authorizations and applications therefor) made between the date hereof and the Closing Date, and all of the Sellers' rights in and to the call letters of the Stations;

                  (b) all of the Owned Real Property and the Leases listed on
Schedule 7.5;

                  (c) all equipment, office furniture and fixtures, office materials and supplies, inventory, spare parts, motor vehicles and other tangible personal property of every kind and description, owned, leased or held by the Sellers and used in the conduct of the business and operation of the Stations, including the items listed in Schedule 7.6, together with any replacements thereof and additions thereto made between the date hereof and the Closing Date;

                  (d) subject to the provisions of Article 3 and exclusive of all of the Excluded Contracts, all of the Sellers' rights under and interest in
(i) the Contracts listed in Schedule 7.7, (ii) any Contract not required to be listed on Schedule 7.7 but which was entered into in the ordinary course of business of the Stations and is in effect as of the date of this Agreement,
(iii) purchase orders for goods and services (including the sale of airtime on the Stations) entered into in the ordinary course of business of the Stations, and (iv) all Contracts related to the operation of the Stations entered into or assumed by the Sellers between the date hereof and the Closing Date in accordance with this Agreement (including Sections 9.1 and 9.13) (collectively, the "Assumed Contracts");

                  (e) all programs and programming materials of whatever form or nature owned by the Sellers and used by any Station;

                  (f) all of the Sellers' rights in and to the trademarks, trade names, service marks, franchises, copyrights, including registrations and applications for registration of any of them, jingles, logos, slogans, and non-governmental licenses, permits and privileges owned or held by the Sellers and used in the conduct of the business and operation of the Stations and listed in Schedule 7.9, together with any additions thereto made between the date hereof and the Closing Date;


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                  (g) all files, records, books of account, computer programs and software and logos owned or held by the Sellers relating to the operation of the Stations, including, without limitation, programming information and studies, technical information and engineering data, news and advertising studies and consultants' reports, ratings reports, marketing and demographic data, promotional materials, budgets, financial reports, and projections, sales, operating and business plans, filings with the FCC and original executed copies, if available, and otherwise true and correct copies of all Assumed Contracts and receivable records, invoices, statements, traffic material, sales correspondence, lists of advertisers and credit and sales reports; and

                  (h) all of the Sellers' rights under manufacturers' and vendors' warranties relating to items included in the Assets (as defined below) and all similar rights against third parties relating to items included in the Assets, including claims arising under the Pending Purchase Agreements, to the extent contractually assignable.

         The assets to be transferred to the Buyer pursuant to this Section 1.2 are hereinafter collectively referred to as the "Assets." The Assets shall be transferred to the Buyer free and clear of all Liens (except for Permitted Liens).

         1.3 Excluded Assets. The Assets shall not include the following assets (the "Excluded Assets"):

                  (a) the Sellers' books and records that pertain to the organization, existence or capitalization of the Sellers and duplicate copies of such records included in the Assets as are necessary to enable the Sellers to file tax returns and reports, to collect their accounts receivable, and to discharge their liabilities;

                  (b) all cash, cash equivalents or similar type investments of the Sellers, such as certificates of deposit, commercial paper, Treasury bills and notes, and all other marketable securities on hand and/or in banks;

                  (c) all accounts receivable relating to or arising out of the operations of the Stations prior to the Effective Time (the "Accounts Receivable");

                  (d)      any assets not used in connection with the Stations;

                  (e) any and all claims of the Sellers with respect to transactions or events occurring or otherwise arising prior to the Closing Date (including, without limitation, claims for tax refunds) other than claims arising under the Pending Purchase Agreements;

                  (f) any and all policies of insurance, including, without limitation, any and all rights thereunder;

                  (g) all rights of any of the Sellers to enforce (i) the obligations of Buyer to pay, perform or discharge the Assumed Liabilities and
(ii) all other obligations of Buyer under or in connection with, as well as all other rights of any of the Sellers under or in connection with, this Agreement;



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                  (h) any and all claims or causes of action against third
parties which may have accrued in favor of any of the Sellers prior to the Closing Date, other than any claim or cause of action arising under the Pending Purchase Agreements;

                  (i) any assets of any Employee Plan (as defined in Section 7.8) of any of the Sellers in effect as of the Closing Date (other than any assets specifically assumed by Buyer pursuant to Section 10.4(f) hereof);

                  (j) all partner interests and member interests, and all other equity interests and securities, of or in any of the Sellers;

                  (k) any Consent-Denied Contract (as defined in Section 4.4), any Employee Plan (except to the extent stated in clause (i) of this Section 1.3) and all of the agreements referred to in Schedule 1.3 (the "Excluded Contracts"); and

                  (l) the rights to the name "Broadcasting Partners" and derivations of that name and the rights to the names of each of the entities listed on Schedule 1.3 and derivations of those names.

         1.4 Transactions Prior to the Closing. Prior to the Closing, BPH may effect such transactions relating to ownership of the Stations as it may determine in its discretion, provided that (a) at all times from the date of this Agreement to the Closing Date BPH retains direct or indirect control of the Stations and the Assets are owned or held by BPH or an Affiliate of BPH and (b) no such transaction prevents, delays or otherwise interferes with consummation of the sale of all of the Assets to the Buyer in accordance with the terms of this Agreement.


                                    ARTICLE 2

                                 PURCHASE PRICE

         2.1 Purchase Price. The total consideration to be paid by the Buyer for the Assets (the "Purchase Price") shall be, subject to any adjustments made pursuant to this Section 2.1 and Sections 5.1 and 5.2, the sum of $185,000,000 payable by the Buyer to BPH (on its own behalf or as agent for the respective Sellers) at the Closing by wire transfer of immediately available federal funds to an account at a domestic U.S. bank or other financial institution pursuant to wire instructions that BPH shall deliver to the Buyer. If the acquisition of WVVE-FM or WHLD-AM (as further described in Schedule 7.4) or both shall have been completed prior to the Closing Date (a "Completed Acquisition"), the Purchase Price shall be increased by an amount equal to the amount actually expended by the Sellers in respect of the items set forth in part 3B of Schedule
7.4 in respect of each Completed Acquisition, up to an aggregate maximum amount of $3,850,000 in respect of the Completed Acquisition of WVVE-FM and $750,000 in respect of the Completed Acquisition of WHLD-AM.



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         2.2 Letter of Credit.

                  (a) Simultaneously with the execution of this Agreement, Buyer shall deliver, or cause to be delivered, to BPH an irrevocable letter of credit in favor of BPH, issued by BankBoston, N.A., in the amount of $12,000,000, which shall be in substantially the form of Exhibit A (such letter of credit, together with any extension or replacement thereof pursuant to Section 2.2(b), the "Letter of Credit"). The Letter of Credit shall provide that the issuing bank shall make payment on the Letter of Credit upon such bank's receipt of (i) a joint certificate from a duly authorized representative of the general partner of BPH and the Chief Executive Officer of Buyer certifying that a Draw Condition (as defined in Section 16.2) has occurred or (ii) a final non-appealable order of a court of competent jurisdiction to the effect that a Draw Condition has occurred. At the Closing, BPH shall return the original Letter of Credit to Buyer for cancellation.

                  (b) If, at a time when the Letter of Credit would, by its terms, expire within 30 days, a bona fide dispute exists as to whether a Draw Condition has occurred, Buyer shall take such action as is necessary to either, in Buyer's discretion, (i) extend the expiration date of the Letter of Credit,
(ii) deliver to BPH a replacement letter of credit in like amount and substantially the same form from another financial institution with a net worth at least equal to that as of the date of this Agreement of BankBoston, N.A. or
(iii) deposit $12,000,000 in escrow (pursuant to an escrow agreement reasonably satisfactory to Buyer and BPH), until such time as such dispute is resolved. Buyer agrees that BPH may, at its option, have Buyer's obligations under this
Section 2.2(b) specifically enforced by a court of competent jurisdiction and that, if there is then pending litigation as to whether a Draw Condition has occurred, Buyer will not oppose specific enforcement of its obligations under this Section 2.2(b).


                                    ARTICLE 3

                            ASSUMPTION OF LIABILITIES

         3.1 Assumption of Liabilities. Subject to the conditions specified in this Agreement, the Buyer shall not assume or in any way be responsible for any of the Excluded Contracts or for any liabilities or obligations of the Sellers or any other liabilities or obligations whatsoever arising out of the operation of the Stations as conducted by the Sellers or the Subsidiaries at any time prior to the Closing Date (the "Excluded Liabilities"). The Buyer shall assume and agree to pay, defend, discharge and perform as and when due all liabilities and obligations arising after the Effective Time under the Assumed Contracts (the "Assumed Liabilities"), and the Buyer shall not assume any other obligations of the Sellers.


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                                    ARTICLE 4

                                REQUIRED CONSENTS

         4.1 FCC Application. The assignment of the Station Licenses as contemplated by this Agreement is subject to the prior consent and approval of the FCC. The FCC Application shall be filed by the Buyer and the Sellers with the FCC within ten days after the signing of this Agreement. The Sellers and the Buyer shall prosecute the FCC Application with all reasonable diligence and otherwise use their reasonable best efforts to obtain the grant of the FCC Application as expeditiously as practicable. If the FCC Consent imposes any condition on any party hereto, such party shall use its reasonable best efforts to comply with such condition, including, but not limited to, any FCC Consent conditioned upon the outcome of a pending FCC rulemaking proceeding. The Buyer shall provide the Sellers, and the Sellers shall provide the Buyer, with a copy of any pleading, order or other document served on it relating to the FCC Application. Neither the Buyer nor the Sellers shall, and each of them shall use its reasonable best efforts not to cause or permit any of its officers, directors, partners or other Affiliates to, take any action which could reasonably be expected to adversely affect the likelihood of the grant of the FCC Consent. If reconsideration or judicial review is sought with respect to the FCC Consent, the party affected shall vigorously oppose such efforts for reconsideration or judicial review; provided, however, that nothing herein shall be construed to limit either party's right to terminate this Agreement pursuant to Article 16 hereof. In the event that the FCC denies the FCC Application and such denial becomes a Final Order, this Agreement shall be terminated in accordance with the express terms and conditions of Article 16.

         4.2 HSRA. Each party shall use reasonable best efforts to prepare and, no later than 20 business days after the signing of this Agreement, file with the United States Federal Trade Commission (the "FTC") and the Antitrust Division of the United States Department of Justice (the "DOJ") any materials and information required to be filed with or provided to the FTC or the DOJ pursuant to the HSRA with respect to the sale and purchase contemplated by this Agreement. The Buyer and BPH shall share equally the payment of the filing fees associated with any such filing. The Buyer and BPH shall promptly supply any additional information which reasonably may be required or requested by the FTC or the DOJ. The Buyer and BPH shall take all such actions, and shall file and use reasonable best efforts to have declared effective or approved, all documents and notifications with any governmental or regulatory bodies, as may be necessary or may reasonably be requested under federal antitrust laws for the consummation of the transactions contemplated by this Agreement, including expiration of the waiting period under the HSRA.

         4.3 Other Governmental Consents. Promptly following the execution of this Agreement, the parties shall prepare and file with the appropriate Governmental Entities any other requests for approval or waiver that are required from such Governmental Entities in connection with the transactions contemplated hereby and shall diligently and expeditiously prosecute, and shall cooperate fully with each other in the prosecution of, such requests for approval or waiver and all proceedings necessary to secure such approvals and waivers.


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         4.4 Consent-Pending Contracts. An Assumed Contract is a
"Consent-Pending Contract" at any time after the Closing when any required consent relating to such Assumed Contract has not been obtained or is not in effect. As an accommodation in order to permit the purchase and sale of the Assets to be consummated in a timely manner, and based upon the parties' mutual belief that no other party to a Consent-Pending Contract will be materially harmed by the Buyer's enjoyment or use of the Sellers' rights or performance of the Sellers' obligations under any Consent-Pending Contract and that each such third party will grant any required consent, the Closing Transactions will be consummated notwithstanding the fact that any required consent (other than the Mandatory Consents as defined in Section 11.5) has not been obtained under one or more Consent-Pending Contracts. In that event, the Buyer and BPH agree as follows with respect to each Consent-Pending Contract:

                  (a) Following the Closing, the Sellers shall continue to attempt to obtain all consents with respect to such Contract in accordance with
Section 9.4.

                  (b) From and after the Effective Time, the Buyer and the Sellers shall cooperate with one another to provide the Buyer with the benefits of each Consent-Pending Contract (and the Buyer may utilize such benefits), and the Buyer shall assume and agree to timely pay, satisfy, perform, and discharge the Sellers' liabilities which arise under such Contract, unless and until such Contract is a Consent-Denied Contract (as defined below). If such Contract becomes a Consent-Denied Contract, then the Buyer may thereafter suspend its performance of the Sellers' obligations arising thereafter under such Contract until such time as such Consent-Pending Contract is no longer a Consent-Denied Contract, and the Sellers shall perform or otherwise satisfy such obligations. If the Buyer is denied the benefits of any Consent-Pending Contract while it is a Consent-Pending Contract, then the Sellers shall be responsible for the obligations of the Sellers pursuant to such Contract to the extent that they relate to the period during which it is a Consent-Pending Contract or a Consent-Denied Contract; provided, that to the extent that the Buyer actually receives or received the benefit of any Consent-Pending Contract or Consent-Denied Contract while it is or was a Consent-Pending Contract or a Consent-Denied Contract, the Buyer shall be responsible for the performance of the Sellers' obligations arising thereunder to the extent they relate to the benefit received by the Buyer while such Consent-Pending Contract or Consent-Denied Contract is or was a Consent-Pending Contract or a Consent-Denied Contract. In addition, at the Buyer's request, the Sellers shall cooperate with the Buyer to the extent reasonably necessary to enforce all rights under each Consent-Pending Contract.

                  (c) A Consent-Pending Contract becomes a "Consent-Denied Contract" if (i) such Contract terminates according to its terms by reason of a breach of such Contract which occurred prior to the Closing or (ii) any party to such Contract other than the Sellers or the Buyer expressly terminates the Buyer's enjoyment of the rights and benefits pursuant to such Contract on the ground that such party's consent to the assignment of the Sellers' rights under such Contract pursuant to this Agreement has not been obtained.


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                                    ARTICLE 5

                         PRORATIONS; ACCOUNTS RECEIVABLE

         5.1 Proration of Income and Expenses. All income and expenses arising from the conduct of the business and operation of the Stations shall be prorated between the Buyer and the Sellers as of the Effective Time in accordance with GAAP. Such prorations shall be based upon the principle that the Sellers shall be entitled to all income earned and shall be responsible for all liabilities and obligations incurred or accruing in connection with the operation of the Stations until the Effective Time, and the Buyer shall be entitled to all income earned and be responsible for such liabilities and obligations incurred or accruing in connection with the operation of the Stations thereafter. Such prorations shall include, without limitation, all ad valorem, real estate and other property Taxes (but excluding taxes arising by reason of the transfer of the Assets as contemplated hereby, which shall be paid as set forth in Article
14), business and license fees, music and other license fees, wages and salaries of employees, utility expenses, liabilities and obligations under all Assumed Contracts (other than Trade Agreements), rents, security deposits and similar prepaid and deferred items, and all other expenses attributable to the ownership and operation of the Stations. Trade Agreements shall be prorated only to the extent provided in Section 5.2. To the extent not known, real estate Taxes shall be apportioned on the basis of Taxes assessed for the preceding year, with a reapportionment as soon as the new tax rate and valuation can be ascertained, which covenant shall survive the Closing.

         5.2 Trade Agreements. In the event that liabilities and obligations under Trade Agreements exceed by more than $10,000 the total value (as of the date of each Trade Agreement) of the property to be received by the Buyer under such agreements after the Effective Time, the Purchase Price shall be reduced by the amount in excess of $10,000. The liability of any Station for unperformed time under a Trade Agreement as of the Effective Time shall be valued according to such Station's prevailing rate as of the date of such Trade Agreement.

         5.3 Payment of Proration Items. Within five days prior to the Closing Date, the Sellers shall deliver to the Buyer a schedule setting forth their reasonable good faith estimates of all proration items, including all estimated accrued income and liabilities, and of the amounts described in Section 5.2 regarding Trade Agreements (including a then-current listing of all Trade Agreements) (the "Estimated Proration Schedule"), based upon the principles described in Sections 5.1 and 5.2 above. The Purchase Price payable at Closing shall be adjusted in accordance with the Estimated Proration Schedule.

         5.4 Further Adjustments. Within 60 days after the Closing Date, the Buyer shall prepare and deliver to the Sellers an itemized list (the "Adjustment List") of its determination of all proration items based upon the proration principles described in Section 5.1 and of the amounts described in Section 5.2 regarding Trade Agreements. Such list shall show the net amount of the increase or decrease, as applicable, to the Purchase Price (the "Adjustment Amount"). The Adjustment List shall be conclusive and binding upon the Sellers unless the Sellers provide the Buyer with written notice of objection (the "Notice of Disagreement") within 30 days after the Sellers' receipt of the Adjustment List, which notice shall state the adjustments



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proposed by the Sellers (the "Sellers' Adjustment Amount"). The Buyer shall have
15 days from receipt of a Notice of Disagreement to accept or reject the Sellers' Adjustment Amount. If the Buyer rejects the Sellers' Adjustment Amount and the amount in dispute exceeds $5,000, within 10 days thereafter the dispute shall be submitted for determination by an independent "Big Five" public accounting firm mutually agreed upon by the Buyer and the Sellers (the "Referee"), with instructions that such determination shall be made within 30 days after submission to the Referee, and the Referee's determination shall be final, conclusive and binding on the Sellers and the Buyer. In the event the Buyer and the Sellers fail to select a Referee within 10 days after the Buyer's rejection of the Sellers' Adjustment Amount, the Referee will be selected at random from the "Big Five" public accounting firms through a lottery drawing; provided, that KPMG Peat Marwick shall be excluded from such lottery drawing.
The Buyer and the Sellers agree to share equally the cost and expenses of the Referee, but each party shall bear its own legal and other expenses, if any. If the amount in dispute is equal to or less than $5,000, such amount shall be divided equally between the Buyer and the Sellers. Payment by the Buyer or the Sellers, as the case may be, of the Adjustment Amount determined pursuant to this Section 5.4 shall be made by wire transfer within 15 days after the last to occur of (i) the Sellers' acceptance of the Adjustment List or failure to give the Buyer a timely Notice of Disagreement; (ii) the Buyer's acceptance of the Sellers' Adjustment Amount or failure to reject the Sellers' Adjustment Amount within 15 days of receipt of a Notice of Disagreement; (iii) the Sellers' rejection of the Adjustment Amount in the event the amount in dispute equals or is less than $5,000; and (iv) notice to the Sellers and the Buyer of the resolution of the disputed amount by the Referee in the event that the amount in dispute exceeds $5,000.

         5.5 Collection of Accounts Receivable. At or within five days after the Closing, the Sellers shall deliver to the Buyer a schedule of Accounts Receivable. During the 120 day period commencing on the Closing Date (the "Collection Period"), the Buyer shall use commercially reasonable efforts to collect the Accounts Receivable as agent for, and on behalf of, the Sellers. In determining the amounts collected by the Buyer with respect to the Accounts Receivable (the "Collections") any amount collected by the Buyer from an account debtor that has an amount due with respect to the Accounts Receivable (regardless of whether the Buyer also has an account receivable from that account debtor) shall be credited against the Accounts Receivable except to the extent that a legitimate dispute exists with respect to a particular item included in the Accounts Receivable and the Buyer promptly notifies the Sellers of such dispute. Within 15 days after the end of each broadcast month during the Collection Period, the Buyer shall deliver to BPH, on behalf of the Sellers, (i) a statement or report (the "Monthly Collection Report") showing all Collections during such broadcast month, (ii) a wire transfer in an amount equal to the aggregate amount of the Collections during such broadcast month, and (iii) all records of uncollected Accounts Receivable. Within 15 days after the end of the Collection Period, the Buyer shall deliver to BPH on behalf of the Sellers, (i) a final statement or report showing all Collections made during the Collection Period, (ii) a wire transfer in an amount equal to any remaining Collections which had not been previously remitted to the Sellers, and (iii) all records of uncollected Accounts Receivable, and Buyer shall have no further obligations with respect thereto. The Buyer shall not agree to any settlement, discount or reduction of any Account Receivable without the prior written consent of the Sellers. The Buyer shall also promptly remit to BPH on a monthly basis all Collections received after the Collection Period. The Buyer's collection obligation under this Section 5.5 shall not include any obligation to bring suit or take



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other legal action for the collection of the Accounts Receivable. The Buyer shall not assign, pledge or grant a security interest in any of the Accounts Receivable to any third party or claim a security interest or right in and to any of the Accounts Receivable and payment of the Collections shall not be subject to set-off.


                                    ARTICLE 6

                   REPRESENTATIONS AND WARRANTIES OF THE BUYER

         The Buyer represents and warrants to BPH as follows:

         6.1 Organization and Standing. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada.

         6.2 Authorization and Binding Obligation. The Buyer has the full power and authority to own and operate its properties, to carry on its business as now conducted, to execute and deliver this Agreement and the other Transaction Documents to be executed and delivered by it and to perform its obligations under and to consummate the transactions contemplated by this Agreement and those Transaction Documents. The execution, delivery and performance by Buyer of this Agreement and the other Transaction Documents to which it is a party have been duly and validly authorized by all necessary corporate action of the Buyer. This Agreement has been duly executed and delivered by the Buyer and constitutes the valid and binding obligation of the Buyer, enforceable against it in accordance with its terms, except as limited by laws affecting creditors' rights generally or the application of equitable principles.

         6.3 FCC and HSRA Qualifications. The Buyer and its subsidiary, Citadel License, Inc., are qualified as, and are not presently taking action or contemplating taking action which might disqualify either of them from being, under present or pending law (including the Communications Act) and present or pending rules, regulations, policies and practices of the FCC, DOJ or FTC, the holder of the Station Licenses or an owner or operator of the Stations.

         6.4 Absence of Conflicting Agreements or Required Consents. Except as set forth in Article 4 with respect to the FCC, the HSRA and other governmental consents, or as disclosed on Schedule 6.4, neither the execution, delivery and performance of this Agreement or any other Transaction Document to which the Buyer is a party, nor the consummation of the transactions contemplated hereby or thereby by the Buyer: (a) does or will require the consent of any third party; (b) does or will violate any provisions of the Buyer's Certificate of Incorporation or By-Laws; (c) does or will violate any applicable law, judgment, order, injunction, decree, rule, regulation or ruling of any Governmental Entity to which the Buyer is a party or by which the Buyer is bound; and (d) does or will, either alone or with the giving of notice or the passage of time, or both, conflict with, constitute grounds for termination of or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract, agreement or other instrument to which the Buyer is a party or by which it is bound. Without limiting the generality of the preceding sentence, except as set forth on Schedule 6.4, neither the execution and delivery nor the performance of this Agreement by Buyer will violate any covenant or other restriction in any loan agreement, indenture, note or other agreement or instrument relating to any indebtedness of Buyer.

         6.5 Litigation. As of the date of this Agreement, there is no claim, litigation or proceeding pending or, to Buyer's Knowledge, threatened against the Buyer which seeks to enjoin or prohibit, or which otherwise questions the validity of, any action taken or to be taken in connection with this Agreement or any Transaction Document to which the Buyer is a party.

         6.6 Brokerage. Other than the fees described on Schedule 6.6, which fees will be paid by the Buyer, there are no, and there will not be any, claims for brokerage commissions, finders' fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of the Buyer.

         6.7 Available Funds. The Buyer has, or will have on the date on which the Closing is to take place as provided in Section 1.1, sufficient funds available to pay the Purchase Price on such date.

         6.8 Disclosure. To Buyer's Knowledge, no representation or warranty contained in this Article 6 contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements in this Article 6 not misleading.


                                    ARTICLE 7

                      REPRESENTATIONS AND WARRANTIES OF BPH

         BPH represents and warrants to the Buyer as follows, which representations and warranties, other than those set forth in Sections 7.1, 7.2,
7.3 and 7.17, are not made with respect to any asset, liability or obligation of any Acquisition Station:

         7.1 Organization and Standing.

                  (a) BPH is a limited partnership duly formed, validly existing and in good standing under the laws of the State of Delaware.

                  (b) As of the date of this Agreement, each of the Subsidiaries is, and on the Closing Date each of the Sellers will be, a limited liability company or limited partnership duly formed, validly existing and in good standing under the laws of the jurisdiction of its organization, and qualified to do business in every jurisdiction in which the nature of its business or its ownership of property requires it to be qualified, except where the failure to so qualify could not reasonably be expected to have a Material Adverse Effect.

                  (c) As of the date of this Agreement each of the Subsidiaries has, and on the Closing Date each of the Sellers will have, the full power and authority to own, lease and operate the Stations and the Assets, to carry on the business of each Station as such business is now being conducted and to consummate the transactions contemplated hereby.

                  (d) BPH has shown to Buyer's counsel true and complete copies of the limited partnership agreement, limited liability company agreement or other similar organizational documents for BPH and each of the Subsidiaries.

         7.2 Authorization and Binding Obligation. BPH has the full power and authority to enter into and perform its obligations under this Agreement and the other Transaction Documents to which it is a party and to consummate, and to cause the Sellers to consummate, the transactions contemplated hereby and thereby, and BPH's execution, delivery and performance of each of this Agreement and the other Transaction Documents to which it is a party have been duly and validly authorized by all necessary action of the general partner of BPH. This Agreement has been duly executed and delivered by BPH and constitutes its valid and binding obligation, enforceable against BPH in accordance with its terms, except as limited by laws affecting the enforcement of creditors' rights generally or the application of equitable principles.

         7.3 Absence of Conflicting Agreements or Required Consents. Except as set forth in Article 4 with respect to the FCC, the HSRA and other governmental consents, and except as disclosed on Schedule 7.3, neither the execution, delivery and performance of this Agreement, or any other Transaction Documents to which BPH or any Seller is or will be a party, nor the consummation of the transactions contemplated hereby and thereby by BPH and the Sellers: (a) does or will require the consent of any third party (except as disclosed on Schedule 7.7 and except for consents to the assignment of Contracts to be assumed pursuant to the Pending Purchase Agreements); (b) does or will violate any provisions of BPH's or any Subsidiary's or Seller's organizational documents; (c) does or will violate any applicable law, judgment, order, injunction, decree, rule, regulation or ruling of any Governmental Entity to which BPH, any Subsidiary or any Seller is a party or by which any of them or the Assets are bound; (d) except due to the failure to obtain required consent to the assignment of any Contract, does or will, either alone or with the giving of notice or the passage of time, or both, conflict with, constitute grounds for termination of or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract, agreement or other instrument to which BPH or any Subsidiary or Seller is a party or by which any of them is bound; and (e) except due to the failure to obtain required consent to the assignment of any Contract, does result in or will result in the termination of, or the creation or imposition of any Lien pursuant to the terms of, any contract, commitment, agreement, understanding or arrangement of any kind to which BPH or any Subsidiary or Seller is a party or by which any of them or their respective assets are bound. Without limiting the generality of the foregoing, except as set forth in Schedule 7.3, neither the execution and delivery nor the performance of this Agreement by BPH or any Subsidiary or Seller will violate any covenant or other restriction in any loan agreement, indenture, note or other agreement or instrument relating to any indebtedness of BPH or of any Subsidiary or Seller.

         7.4 Licenses. Schedule 7.4 includes a true and complete list of the Station Licenses as of the date of this Agreement. The Station Licenses were validly issued with the holder designated on Schedule 7.4 being the authorized legal holder thereof and are in compliance with the Communications Act and the rules, regulations and policies of the FCC. The Station Licenses comprise all of the licenses, permits and other authorizations required from the FCC for the lawful conduct of the operation of the Stations as presently operated and are in full force and effect. BPH has no reason to believe that the Station Licenses will not be renewed by the FCC in the ordinary course when such Station Licenses are due for renewal. The Stations are operating in accordance with the Communications Act and the rules and regulations of the FCC.

         7.5 Real Property.

                  (a) Schedule 7.5 lists all of the Owned Real Property. With respect to each parcel of Owned Real Property: (i) as of the date of this Agreement, the respective Subsidiary owning the related Station has, and as of the Closing Date the Seller owning the related Station will have, good and marketable fee simple title to such parcel, which as of Closing shall be free and clear of all Liens (other than any Permitted Lien); (ii) except as set forth on Schedule 7.5, there are no leases, subleases, licenses, concessions or other agreements, written or oral, granting to any Person the right of use or occupancy of any portion of such parcel; and (iii) there are no outstanding options or rights of first refusal to purchase such parcel or any portion thereof or interest therein. The use for which the Owned Real Property is zoned permits the use thereof for the business of the Stations consistent with past practices. As of the date of this Agreement, the use and occupancy of the Owned Real Property by the Subsidiaries are, and as of the Closing Date the use and occupancy of the Owned Real Property by the Sellers will be, in compliance in all material respects with all regulations, codes, ordinances and statutes applicable to the Subsidiaries or the Sellers and the business of the Stations. There are no condemnation proceedings or eminent domain proceedings of any kind pending or, to BPH's Knowledge, threatened against the Owned Real Property.

                  (b) The licenses, leases and subleases listed on Schedule 7.5 constitute, as of the date of this Agreement, all of the agreements for the use or occupancy of real property to which any of the Subsidiaries is a party (collectively, the "Leases"). With respect to each Lease: (i) such Lease is legal, valid, binding, enforceable and in full force and effect and (ii) to BPH's Knowledge, no party to such Lease is in breach or default under such Lease, and no event has occurred which, with notice or lapse of time, would constitute such a breach or default under such Lease. None of the Subsidiaries has assigned, transferred, conveyed, mortgaged, deeded in trust or caused any Lien (other than any Permitted Lien) to exist with respect to its interest in any such Lease. The use for which the premises subject to the Leases are zoned permits the use thereof for the business of the Stations consistent with past practices. As of the date of this Agreement, the use and occupancy of the premises subject to the Leases by the Subsidiaries are, and as of the Closing Date the use and occupancy of the premises subject to the Leases by the Sellers will be, in compliance in all material respects with all regulations, codes, ordinances and statutes applicable to the Subsidiaries or Sellers and the business of the Stations.

                  (c) The Owned Real Property and the Leases listed on Schedule
7.5 include all real property necessary to conduct the business and operation of the Stations as now conducted.

         7.6 Personal Property.

                  (a) Schedule 7.6 includes a list of the material items of tangible personal property owned, leased or held by the Subsidiaries as of the date of this Agreement and used in the conduct of the business and operation of the Stations ("Personal Property"). For this purpose, the term "material" refers to items that, if purchased as of the date of this Agreement, would have a cost in excess of $5,000. Except as set forth on Schedule 7.6, as of the date of this Agreement the Subsidiaries have, and as of the Closing Date the Sellers will have, good and marketable title or valid leasehold interest in all Personal Property, free and clear of all Liens (other than any Permitted Lien).

                  (b) Except as set forth on Schedule 7.6, the Personal Property is in reasonably good condition, ordinary wear and tear excepted, adequate and suitable for the operation of the Stations as they are currently being operated, and in proper condition and repair so that the Stations can operate according to the Station Licenses, the rules, regulations and policies of the FCC and in all other respects in compliance with the Communications Act and all other applicable federal and state laws.

         7.7 Contracts.

                  (a) Except for (i) the Transaction Documents, the Excluded Contracts and any Contract described on Schedule 7.7 and (ii) any purchase order for goods or services (including the sale of airtime on the Stations) entered into in the ordinary course of business, as of the date of this Agreement none of the Subsidiaries is a party to or bound by, and none of the Subsidiaries or any Station is subject to, any of the following Contracts:

                           (i) collective bargaining agreement or contract with
any labor union;

                           (ii) contract for the employment or engagement of any
individual employee or other Person (including as an independent contractor or on a consulting basis) other than at the will of the Subsidiaries, or any agreement to provide severance benefits upon any termination of employment or other engagement;

                           (iii) agreement, indenture or other contract placing
a Lien (other than any Permitted Lien) on any Asset;

                           (iv) agreement with respect to the lending or
investing of funds by the Subsidiaries;

                           (v) network affiliation, license or royalty
agreement;

                           (vi) sales representation agreement;

                           (vii) agreement with any rating service or
intellectual property licensing organization;

                           (viii) lease or agreement under which it is lessee
of, or holds or operates, any personal property owned by any other party which either (A) cannot be terminated without penalty or premium on notice of 30 or fewer days, (B) can reasonably be anticipated to require payments in excess of $5,000 annually or (C) was entered into outside of the ordinary course of business;

                           (ix) lease or agreement under which it is lessor of
or permits any third party to hold or operate any personal property owned or controlled by it;

                           (x) agreement, contract or understanding pursuant to
which the Subsidiaries subcontract work to third parties;

                           (xi) any Trade Agreement under which the liabilities
or obligations of a Station exceeds $5,000; or

                           (xii) other agreement material to the business or
operation of any of the Stations, whether or not entered into in the ordinary course of business. For purposes of this clause (xii), the term "material" means any agreement (A) entered into in the ordinary course of business under which either (I) the term extends for more than five years following the date of this Agreement or (II) payments or other forms of consideration due from any party can reasonably be anticipated to exceed $5,000 annually or (B) entered into other than in the ordinary course of business or (C) which would otherwise reasonably be considered material to the business or operation of any of the Stations.

                  (b) Except as set forth on Schedule 7.7, (i) no consent of any third party is required under any of the Contracts as a result of or in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby; (ii) each of the Contracts is valid, binding and enforceable in accordance with its terms against each Subsidiary which is a party thereto and, to BPH's Knowledge, against each other party thereto, and none of the Subsidiaries is in default and, to BPH's Knowledge, no other party is in default under any of the Contracts that has not been heretofore cured; and (iii) to BPH's Knowledge, no event has occurred which with the giving of notice or the lapse of time would constitute such a default under any covenant or condition under any Contract. Originals or true, correct and complete copies of all of the Contracts in effect as of the date of this Agreement have been provided to the Buyer and as of the date of this Agreement all such Contracts are legal, valid, binding, enforceable and in full force and effect.

         7.8 Employee Benefits.

                  (a) Schedule 7.8 contains a true and complete list of all persons employed at each Station as of the date of this Agreement, each such person's job title or the capacity in which employed, and each such person's salary as of the date hereof. Except as described on Schedule 7.8, BPH has no Knowledge that any employee identified on Schedule 7.8 currently plans to terminate employment, whether by reason of the transactions contemplated by this Agreement or otherwise.

                  (b) Schedule 7.8 contains a list of all employee benefit plans and policies maintained by the Subsidiaries for the employees of the Stations (the "Employee Plans"). For purposes of this Agreement, the term "employee benefit plan" includes all pension, retirement, disability, medical, dental or other health insurance plans, life insurance or other death benefit plans, profit sharing, deferred compensation, stock option, bonus or other incentive plans, vacation benefit plans, severance plans, any employee pension benefit plan as defined in Section 3(2) of ERISA, and any employee welfare benefit plan as defined in Section 3(1) of ERISA, whether or not funded, and any plan which is a multiemployer plan as defined in Section 3(37) of ERISA ("Multiemployer Plan").

                  (c) The Subsidiaries have not incurred any liability to the Pension Benefit Guaranty Corporation ("PBGC"), the IRS or any Multiemployer Plan with respect to any Employee Plan that has not been satisfied in full.

                  (d) With respect to the Employee Plans, all of the following are true: (i) all amounts due as contributions, insurance premiums and benefits to the date hereof have been fully paid by the Subsidiaries; (ii) all applicable material requirements of law have been observed with respect to the operation thereof, and all applicable material reporting and disclosure requirements have been timely satisfied; and (iii) BPH is not aware of any claim or demand by any employee (or beneficiary or dependent of any employee) for benefits (other than routine claims for benefits), or by any taxing authority for taxes or penalties which has not been satisfied in full or which may be or become subject to litigation or arbitration.

         7.9 Intellectual Property. Schedule 7.9 lists all copyrights, trademarks, trade names, service marks, patents, permits, jingles, privileges and other similar intangible property rights and interests (exclusive of those required to be listed in the other Disclosure Schedules hereto) applied for by, or issued to, the Subsidiaries, or under which the Subsidiaries are licensed or franchised, and used in the conduct of the business and operation of the Stations ("Intellectual Property"), all of which rights and interests, except as set forth on Schedule 7.9, are issued to or owned by the Subsidiaries, or if licensed or franchised to the Subsidiaries (as indicated on Schedule 7.9), are subject to valid and uncontested licenses or franchises. There is no pending or, to BPH's Knowledge, threatened proceeding or litigation affecting or with respect to the Intellectual Property. To BPH's Knowledge, the use of the Intellectual Property in connection with the operation of the Stations and in a manner consistent with past practices does not infringe upon the proprietary rights of any other Person. BPH has no Knowledge of any infringement by any Person upon the rights of the Subsidiaries with respect to the Intellectual Property. The Subsidiaries have not granted any outstanding licenses or other rights to any of the call letters, copyrights, trademarks, trade names or other similar rights with regard to any of the Intellectual Property.

         7.10 Litigation. As of the date of this Agreement, there is no claim, litigation or proceeding pending or, to BPH's Knowledge, threatened against BPH or any of the Subsidiaries which seeks to enjoin or prohibit, or which otherwise questions the validity of, any action taken or to be taken in connection with this Agreement or any Transaction Document to which BPH is a party. Except as disclosed on Schedule 7.10, there is no other claim, litigation or proceeding pending or, to BPH's Knowledge, threatened against any of the Subsidiaries or the Stations in any federal, state or local court, or before any administrative agency, arbitrator or other tribunal authorized to resolve disputes. None of the Subsidiaries is in default of any judgment, order, writ, injunction or decree of any Governmental Entity with respect to the operation of the Stations.

         7.11 Compliance With Laws. None of the Subsidiaries is in default under, and each of them has complied with, all statutes, ordinances, regulations, orders, judgments and decrees of any Governmental Entity applicable to it or to its business, assets and properties, other than defaults or failures to comply that would not result in a Material Adverse Effect. BPH has no Knowledge of any basis for assertion of any violation of the foregoing or for any claim for compensation or damages or otherwise arising out of any violation of the foregoing which might result in a Material Adverse Effect. None of the Subsidiaries has received any notification of any asserted failure to comply with any of the foregoing which has not been satisfactorily responded to in the time period required thereunder. The Subsidiaries hold all Governmental Approvals necessary for the conduct of their business as currently conducted, except where the failure to have obtained such Governmental Approval could not reasonably be expected to have a Material Adverse Effect. All such Governmental Approvals are in full force and effect, and the Subsidiaries are in material compliance with each such Governmental Approval.

         7.12 Financial Statements. BPH has supplied the Buyer with copies of
(a) the audited balance sheets of BPH and each of the Subsidiaries as of December 31, 1998 and the related audited income statements for the year then ended and (b) the unaudited balance sheets of BPH and each of the Subsidiaries as of August 31, 1999 and the related unaudited income statements for the eight months then ended (collectively, the "Financial Statements"). The Financial Statements present fairly in all material respects the financial position and the results of operations of the Stations, taken as a whole, as of the dates and/or the periods indicated and have been prepared in accordance with GAAP consistently applied, except as noted in Schedule 7.12. The books, records and accounts of BPH and each of the Subsidiaries accurately and fairly reflect, in reasonable detail, the transactions and dispositions of the assets of such entities.

         7.13 Taxes. Except as set forth on Schedule 7.13:

                  (a) the Subsidiaries have timely filed all Tax Returns required to be filed by them with respect to their business (taking into account all extensions of due dates) and all Taxes shown as due thereon have been paid;

                  (b) no deficiency or proposed adjustment which has not been settled or otherwise resolved for any amount of Tax has been proposed, asserted or assessed against the Subsidiaries and the Subsidiaries have not consented to extend the time in which any Tax may be assessed or collected by any taxing authority;

                  (c) the Subsidiaries have not requested or been granted an extension of time for filing any Tax Return to a date later than the Closing Date and the Subsidiaries have not received any written notification of any action, suit, taxing authority proceeding or audit now in progress, pending or threatened against the Subsidiaries;

                  (d) the Subsidiaries have withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party with respect to their business;

                  (e) no claim has been made in writing by a taxing authority in a jurisdiction where the Subsidiaries do not file Tax Returns that the Subsidiaries are or may be subject to Taxes assessed by such jurisdiction; and

                  (f) there are no Liens for Taxes (other than for current Taxes either not yet due and payable or being contested in good faith) upon the assets of the Subsidiaries.

         7.14 Insurance. Schedule 7.14 contains a true and complete list of all insurance policies of the Subsidiaries pertaining to the Stations which are in force as of the date of this Agreement. All policies of insurance listed on
Schedule 7.14 are in full force and effect. From January 1, 1999 through the date of this Agreement, no insurance policy of the Subsidiaries with respect to the Stations has been canceled by the insurer. The Subsidiaries maintain insurance policies covering all of their tangible properties and assets pertaining to the Stations and various occurrences which may be reasonably anticipated to arise in connection with the operation of the Stations.

         7.15 Environmental Matters. Except as set forth on Schedule 7.15, as relates to the Stations:

                  (a) the Subsidiaries have complied in all material respects and are in compliance in all material respects with all Environmental Requirements;

                  (b) without limiting the generality of the foregoing, the Subsidiaries have obtained and complied in all material respects, and are in material compliance, with all permits, licenses and other authorizations that are required pursuant to Environmental Requirements;

                  (c) the Subsidiaries have not received any written notice, report or other written information regarding any liabilities or potential liabilities (whether accrued, absolute, contingent, unliquidated or otherwise), including any investigatory, remedial or corrective obligations, arising under Environmental Requirements;

                  (d) the Subsidiaries have not treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled or released any toxic or otherwise hazardous material, substance or waste, nor has any toxic or otherwise hazardous material, substance or waste been released at the Owned Real Property or real property under the Leases, so as to give rise to liabilities of the Subsidiaries, whether for response costs, natural resource damages, attorneys fees or otherwise, pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), the Solid Waste Disposal Act, as amended ("SWDA"), or any other Environmental Requirements; and

                  (e) neither this Agreement nor the consummation of the transactions contemplated hereby will result in any obligations for site investigation or cleanup, or notification to or consent of government agencies or third parties, pursuant to any of the so-called "transaction-triggered" or "responsible property transfer" Environmental Requirements.

Notwithstanding anything to the contrary contained in this Agreement, this
Section 7.15 contains the sole representations and warranties of BPH with respect to environmental matters.

         7.16 Conduct of the Business in the Ordinary Course.

                  (a) Except as set forth on Schedule 7.16, since December 31, 1998, (i) the operations of the Stations have been conducted only in the ordinary course and there has been no material loss or casualty with respect to the assets of the Stations, (ii) there has not been any material adverse change in the business or the results of operations of the Stations taken as a whole,
(iii) there has not been any material adverse change in the customary methods of operations of the Stations, and (iv) except in the ordinary course of business or to the extent not material to the business or financial condition of the Stations, there has not been any sale or transfer of any tangible or intangible asset used or useful in the operation of the Stations.

                  (b) In the event the Buyer enters into a definitive agreement relating to a change of control of Buyer or a sale of all or substantially all of the assets of the Buyer, clause (a)(ii) above shall be deemed to be restated as follows: "There has not been any material adverse change in the business or the results of operations of the Stations taken as a whole (other than due to changes in general economic conditions which affect the radio broadcasting industry as a whole in the Stations' markets)."

         7.17 Brokerage. Other than the fees described on Schedule 7.17, which fees will be paid by BPH, there are no, and there will not be any, claims for brokerage commissions, finders' fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of BPH or any of the Subsidiaries.

         7.18 Related Party Obligations. Except as set forth on Schedule 7.18, no officer, director, shareholder or Affiliate of BPH or the Subsidiaries, or any individual related by blood or marriage to any such Person, or any entity in which any such Person or individual owns any beneficial interest, is a party to any agreement, contract, commitment, promissory note, loan, any other actual or proposed transaction with the Subsidiaries or has any material interest in any material property used by the Subsidiaries which is material to the operation of the Stations.

         7.19 Labor Relations.

                  (a) Except as set forth on Schedule 7.19, the Subsidiaries are not a party to any collective bargaining agreement covering any of their employees at the Stations. The Subsidiaries are not a party to any contract with any labor organization, nor have the Subsidiaries agreed to recognize any union or other collective bargaining unit, nor has any union or other collective bargaining unit been certified as representing any of the Subsidiaries' employees at the Stations. BPH has no Knowledge of any organizational effort currently being made or threatened by or on behalf of any labor union with respect to any employees of the Subsidiaries at the Stations.

                  (b) Except as set forth in Schedule 7.19, there have been no material violations of any federal, state or local statutes, laws, ordinances, rules, regulations, orders or directives with respect to the employment of individuals by, or the employment practices or work conditions of, the Subsidiaries with respect to the Stations, or the terms and conditions of employment, wages (including overtime compensation) and hours. The Stations are not engaged in any unfair labor practice or other unlawful employment practice and there are no charges of unfair labor practices or other employee-related complaints pending or, to BPH's Knowledge, threatened against the Stations before the National Labor Relations Board, the Equal Employment Opportunity Commission, the Occupational Safety and Health Review Commission, the Department of Labor or any other Governmental Entity.

         7.20 Disclosure. To BPH's Knowledge, no representation or warranty contained in this Article 7, and none of the information set forth in the Schedules referred to in this Article 7, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements in this Article 7 or in those Schedules not misleading.


                                    ARTICLE 8

                             COVENANTS OF THE BUYER

         8.1 Notification. The Buyer shall promptly notify BPH of (i) any material adverse change in any information contained in the representations and warranties of Buyer made in this Agreement or (ii) any litigation, arbitration or administrative proceeding pending or, to its Knowledge, threatened against the Buyer which challenges the transactions contemplated hereby, including any challenges to the FCC Application, and shall use its reasonable best efforts to take such steps as may be necessary to remove any such impediment to the transactions contemplated by this Agreement.

         8.2 No Inconsistent Action. The Buyer shall not take any action (i) inconsistent with its obligations or representations and warranties under this Agreement, including, without limitation, Section 6.3, or (ii) that would hinder or delay the consummation of the transactions contemplated by this Agreement.

         8.3 Non-Solicitation. If this Agreement is terminated, the Buyer will not, beginning on the date hereof and continuing for a period of two years thereafter, without the prior written approval of BPH, directly or indirectly, hire, solicit, encourage, entice or induce any Person who is employed by the Subsidiaries at the date hereof or at any time hereafter that precedes such termination, to terminate his or her employment with the Subsidiaries (or any other Affiliate of BPH). The Buyer agrees that any remedy at law for any breach by it of this Section 8.3 would be inadequate, and BPH would be entitled to injunctive relief in such a case. If it is ever held that the restrictions placed on the Buyer by this Section 8.3 are too onerous and are not necessary for the protection of BPH, the parties hereto agree that any court of competent jurisdiction may reduce the duration or scope hereof, or delete specific words or phrases, and in its reduced form such provision will then be enforceable and will be enforced.

                                    ARTICLE 9

                                COVENANTS OF BPH

         9.1 Interim Operation. BPH covenants and agrees that, between the date of this Agreement and the Closing Date (or any earlier date upon which this Agreement is terminated), except as expressly permitted by this Agreement or with the prior written consent of Larry Wilson, on behalf of the Buyer, such consent not to be unreasonably withheld:

                  (a) the business and operations of the Stations, including Contracts entered into or assumed with respect to the Stations, will be conducted solely in the ordinary course of business and consistent with past practices (except for performance of the Pending Purchase Agreements in accordance with Section 9.13), with the intent of preserving the ongoing operations and assets of the Stations;

                  (b) neither the Subsidiaries nor BPH nor any Affiliate of BPH to which any of the Assets is transferred shall sell, assign, lease or otherwise transfer or dispose of any of the Assets, except for assets consumed or disposed of in the ordinary course of business and assets no longer used or useful in the business or operation of the Stations (but nothing in this provision shall limit the rights of BPH or any Affiliate of BPH to transfer assets to BPH or an Affiliate of BPH);

                  (c) neither the Subsidiaries nor BPH nor any Affiliate of BPH to which any of the Assets is transferred shall increase or agree to increase the compensation, bonuses or other benefits for employees of the Stations, except as may be required under Assumed Contracts disclosed in Schedule 7.7 or for changes or promotions in the ordinary course of business, and each of them shall pay all commissions due with respect to accounts receivable arising in the ordinary course of business; and

                  (d) BPH shall promptly inform the Buyer in writing of any material adverse change in any information contained in the representations and warranties of BPH made in this Agreement or any breach by BPH in any material respect of any material covenant of BPH contained in this Agreement.

         9.2 Access to Stations. Upon reasonable prior notice from the Buyer to BPH, between the date of this Agreement and the Closing Date BPH shall cause the Subsidiaries to give the Buyer and the Buyer's counsel, accountants, financing parties, engineers and other representatives and each of their respective agents, reasonable access during normal business hours to all of the Subsidiaries' properties, records, employees, sales representatives, and current and former independent accountants, in each case relating to the Stations, including for the purpose of performing appraisals of the Assets, and shall furnish the Buyer with all information related to the Stations and the Acquisition Stations that the Buyer reasonably requests. The Buyer's access under this Section 9.2 shall be exercised in such a manner as to not interfere unreasonably with the business of the Stations.

         9.3 Notification. BPH shall promptly notify the Buyer of any litigation, arbitration or administrative proceeding pending or, to its Knowledge, threatened against the Subsidiaries or the Stations which challenges the transactions contemplated hereby, including any challenges to the FCC Application, and shall use its reasonable best efforts to take such steps as may be necessary to remove any such impediment to the transactions contemplated by this Agreement.

         9.4 Third-Party Consents. BPH shall use reasonable best efforts to obtain the consent of any third parties necessary for the assignment to the Buyer of any Assumed Contract.

         9.5 Payment of Indebtedness. BPH shall secure the release of all Liens (other than Permitted Liens) on the Assets, which Liens secure the payment of any indebtedness or otherwise.

         9.6 No Inconsistent Action. BPH shall not, and shall not permit any of the Subsidiaries to, take any action (i) inconsistent with its obligations or representations and warranties under this Agreement or (ii) that would hinder or delay the consummation of the transactions contemplated by this Agreement.

         9.7 Supplemental Financial Statements. BPH shall provide the Buyer with copies of the monthly unaudited income statements applicable to the Stations prepared by the Subsidiaries in the ordinary course of business commencing with the month ending September 30, 1999 until Closing (collectively, the "Supplemental Financial Statements"). BPH shall provide such Supplemental Financial Statements to the Buyer promptly upon such Supplemental Financial Statements becoming available to BPH. BPH shall use its diligent efforts to assure that the Supplemental Financial Statements present fairly in all material respects the financial position and the results of operations of the Stations, taken as a whole, as of the dates and/or the periods indicated and are prepared in accordance with GAAP consistently applied, except as noted in Schedule 7.12 with respect to the Financial Statements described in Section 7.12(b).

         9.8 Compliance With Law. BPH shall cause the Subsidiaries to comply in all material respects with all laws applicable to the business of the Subsidiaries, except for the Communications Act and the rules and regulations of the FCC which BPH will cause the Subsidiaries to comply with in all respects.

         9.9 Non-Solicitation. BPH shall not, and shall not permit any of its Affiliates to, beginning on the Closing Date and continuing for a period of two years thereafter, without the prior written approval of the Buyer, directly or indirectly, hire, solicit, encourage, entice or induce any Transferred Employee (as defined in Section 10.4(a)) to terminate his or her employment with the Buyer. BPH agrees that any remedy at law for any breach by it of this Section
9.9 would be inadequate, and the Buyer would be entitled to injunctive relief in such a case. If it is ever held that the restrictions placed on BPH and its Affiliates by this Section 9.9 are too onerous and are not necessary for the protection of the Buyer, the parties hereto agree that any court of competent jurisdiction may reduce the duration or scope hereof, or delete specific words or phrases, and in its reduced form such provision will then be enforceable and will be enforced.

         9.10 Environmental Reports; Surveys. Immediately after the execution of this Agreement, the Buyer shall arrange for Phase I environmental reports to be prepared (by an environmental consulting firm reasonably acceptable to BPH) with respect to (i) each of the Owned Real Properties and (ii) such of the premises subject to the Leases (to the extent permitted under the Lease) as are reasonably required by Buyer. The cost of such reports shall be borne equally by the Buyer and BPH. In addition, prior to the Closing, Buyer and BPH shall cause the Owned Real Property to be surveyed by a registered professional surveyor selected by Buyer. Such surveys shall be in ALTA form and shall conform to such additional standards and requirements as Buyer may reasonably request, and shall be certified to Buyer, its lender and the title company selected by Buyer. The costs and expense of such surveys shall be shared equally by Buyer and BPH.

         9.11 No Shop. BPH agrees that during the term of this Agreement it will not enter into discussions with any Person regarding the sale of any of the Stations or the Acquisition Stations or the sale of the Subsidiaries to any Person.

         9.12 Contracts. BPH agrees to deliver to the Buyer, as soon as practicable after the date of execution thereof, complete and accurate copies of any material contracts, leases or other agreements related to the Stations entered into in the ordinary course of business from and after the date hereof until the Closing Date.

         9.13 Acquisition Stations. BPH shall use commercially reasonable efforts (a) to consummate, or cause the Subsidiaries who are parties to the Pending Purchase Agreements to consummate, each of the transactions contemplated by the Pending Purchase Agreements in accordance with and subject to the terms and conditions of the Pending Purchase Agreements as in effect on the date of this Agreement, without waiving any material rights or materially increasing any of their obligations thereunder (but none of the Subsidiaries shall be obligated to waive any of the conditions to performance of its obligations under any of the Pending Purchase Agreements) and (b) to take all actions as may be reasonably requested by Buyer to facilitate and assist the enforcement by Buyer, from and after the Closing Date, of all rights of the Subsidiaries under or pursuant to the Pending Purchase Agreements.

         9.14 Certain Actions. BPH shall, or shall cause the Subsidiaries, to take the actions described on Schedule 9.14.


                                   ARTICLE 10

                                 JOINT COVENANTS

         10.1 Best Efforts. Between the date of this Agreement and the Closing, each party shall use its commercially reasonable best efforts to cause the fulfillment at the earliest practicable date of all of the conditions to the obligations of the other party to consummate the sale and purchase under this Agreement. The covenants, obligations and agreements contained in this Section
10.1 shall expire at Closing and thereafter no party shall have any liability or obligation to any other party under or by virtue of this Section 10.1.

         10.2 Control of Stations. Between the date of this Agreement and the Closing, the Buyer shall not, directly or indirectly, control, supervise or direct the operations of the Stations. Such operations shall be the sole responsibility of the Subsidiaries, BPH or any Affiliate of BPH to which any of the Assets is transferred prior to Closing, and, subject to the provisions of
Article 9, shall be in their complete discretion.

         10.3 Confidentiality. The Buyer and BPH shall each keep confidential all information obtained by them with respect to the other in connection with this Agreement, and if the transactions contemplated hereby are not consummated for any reason, each shall return to the other without retaining a copy thereof, any schedules, documents or other written information, including all financial information, obtained from the other in connection with this Agreement and the transactions contemplated hereby, except where such information is known or available through other lawful sources or where such party is advised by counsel that its disclosure is required in accordance with applicable law.

         10.4 Continued Employment of Station Employees.

                  (a) On the Closing Date, all active employees of the Sellers at the Stations who are either identified on Schedule 7.8 (other than those who are parties to any employment agreement which is an Excluded Contract listed on
Schedule 1.3) or are employed following the date hereof by the Sellers (or any transferor of the Assets to the Sellers) in the ordinary course of business for the Stations consistent with past practice shall be offered employment by the Buyer ("Transferred Employees"). The terms and conditions of the Buyer's employment of the Transferred Employees shall be at will employment with such benefits as the Buyer deems appropriate; provided, that the Buyer shall comply with the terms of any Assumed Contract relating to any Transferred Employee listed on Schedule 7.7 and assumed by the Buyer pursuant to Section 3.1.

                  (b) Except for the amount of accrued but unused vacation expense of Transferred Employees as of the Closing Date allocated against Sellers pursuant to Section 5.1 and for any severance payments due to Transferred Employees whose employment is terminated by the Buyer after the Closing Date and for which the Buyer will assume responsibility as of the Closing Date, the Sellers shall be solely responsible for all wages, salaries and benefits (including all accrued vacation and sick days) which will or may become payable to any Transferred Employee in respect of any period of employment by the Sellers prior to the Effective Time, and, subject to Section 5.1, the Buyer shall be solely responsible for any wages, salaries and benefits (including all accrued vacation and sick days) which will or may become payable to any Transferred Employee in respect of any period on and after the Effective Time.

                  (c) Subject to Section 5.1, for purposes of determining the amount of any entitlement of any Transferred Employee under the Buyer's vacation policy, the Buyer will take into account and credit such Transferred Employee's length of service with the Sellers and its predecessor, as well as with the Buyer. With respect to all Transferred Employees, to the extent required by law, the Buyer shall cause to be waived all limitations on benefits relating to any pre-existing conditions and recognize, for purposes of annual deductible and out-of-pocket limits under its medical and dental plans, deductible and out-of-pocket expenses paid by such Transferred Employees and their dependents under the medical and dental plans in which they participate in the calendar year in which the Closing occurs.

                  (d) No provisions of this Agreement shall create any third party beneficiary rights of any employee or former employee (including any beneficiary or dependent thereof) of the Sellers in respect of continued employment (or resumed employment) with the Sellers or with the Buyer.

                  (e) BPH shall cause the Sellers to cooperate with the Buyer in all reasonable respects in connection with the Buyer's employment of the Transferred Employees.

                  (f) Prior to the Closing Date, Sellers shall cause the Employee Plans which contain a cash or deferred arrangement under Section 401(k) of the Code (the "Sellers' 401(k) Plans") to be terminated prior to the Closing Date, contingent upon the occurrence of the Closing. On the Closing Date or as soon as practicable thereafter, Sellers shall distribute the account balances of all participants under the Sellers' 401(k) Plans ("Participants") in accordance with the terms of the Sellers' 401(k) Plans and Section 401(k)(10) of the Code and Buyer shall permit any Transferred Employee who has an account balance under the Sellers' 401(k) Plans to rollover (whether by direct or indirect rollover, as selected by any such Participant) his or her "eligible rollover distribution" (as defined under Section 402(c)(4) of the Code) from the Sellers' 401(k) Plan to a retirement plan maintained by Buyer or its affiliates that contains a cash or deferred arrangement under Section 401(k) of the Code ("Buyer 401(k) Plan"). The Sellers and the Sellers' 401(k) Plan shall not place any Participant's plan loan into default or declare a default with respect to any plan loan so long as such Participant transfers his or her account balance under the Sellers' 401(k) Plan, together with the note evidencing the plan loan, to the Buyer 401(k) Plan through a direct rollover on or as soon as administratively practicable following the Closing Date. Buyer shall amend the Buyer 401(k) Plan and Sellers shall amend the Sellers' 401(k) Plans to the extent necessary in order to effectuate the transactions contemplated under this Section 10.4(f). The Sellers and Buyer shall cooperate with each other (and cause the trustees of the Sellers' 401(k) Plan and the Buyer 401(k) Plan to cooperate with each other) with respect to the rollover of the distributions to the Participants.

                                   ARTICLE 11

             CONDITIONS PRECEDENT TO THE BUYER'S OBLIGATION TO CLOSE

         The obligation of the Buyer to consummate the purchase of Assets under this Agreement is, at its option, subject to satisfaction, at or prior to the Closing Date, of each of the following conditions:

         11.1 Representations, Warranties and Covenants.

                  (a) All representations and warranties of BPH made in this Agreement, other than those stated to be made as of a specified date, shall be true and correct as of the Closing Date as if made on and as of that date and as though the Closing Date were substituted for the date of this Agreement, and all representations and warranties of BPH made in this Agreement that are stated to be made as of a specified date shall be true and correct as of the specified date, in each case with such exceptions (determined without regard to materiality qualifications within all such representations and warranties) as do not individually or in the aggregate result in, or could not reasonably be expected to result in, a Material Adverse Effect.

                  (b) All of the material covenants to be complied with or performed by BPH on or prior to the Closing Date shall have been complied with or performed in all material respects.

         11.2 Governmental Consents. The FCC Consent shall have been granted (and shall have become a Final Order), all conditions of Section 4.2 shall have been satisfied, and any other governmental consents required to consummate the transactions hereunder shall have been obtained.

         11.3 Adverse Proceedings. No order, decree or judgment of any court, agency or other governmental authority shall have been rendered against any party hereto prohibiting or restricting the consummation of the transactions contemplated by this Agreement in accordance with its terms.

         11.4 Deliveries. The Sellers shall have made or stand willing to make all the deliveries required under Section 13.1.

         11.5 Mandatory Consents. The Sellers shall have received consent to the assignment of each of the Contracts listed on Schedule 11.5 (the "Mandatory Consents") or, as to any such Contract with respect to which consent has not been obtained, shall have notified the Buyer (a "Consent Indemnity Notice") that it will indemnify the Buyer and hold it harmless against any Buyer Loss (as defined in Section 15.1) as a result of the failure to obtain that consent.


                                   ARTICLE 12

            CONDITIONS PRECEDENT TO THE SELLERS' OBLIGATION TO CLOSE

         The obligation of BPH to cause the Sellers to consummate the sale of Assets under this Agreement is, at its option, subject to satisfaction, at or prior to the Closing Date, of each of the following conditions:

         12.1 Representations, Warranties and Covenants.

                  (a) All representations and warranties of the Buyer made in this Agreement, other than those stated to be made as of a specified date, shall be true and correct as of the Closing Date as if made on and as of that date and as though the Closing Date were substituted for the date of this Agreement, and all representations and warranties of Buyer made in this Agreement that are stated to be made as of a specified date shall be true and correct as of the specified date, in each case with such exceptions (determined without regard to materiality qualifications within all such representations and warranties) as do not individually or in the aggregate result in, or could not reasonably be expected to result in, a material adverse effect on Buyer's ability to consummate the transactions contemplated hereby.

                  (b) All of the material covenants to be complied with or performed by the Buyer on or prior to the Closing Date shall have been complied with or performed in all material respects.

         12.2 Governmental Consents. The FCC Consent shall have been granted (and shall have become a Final Order), all conditions of Section 4.2 shall have been satisfied, and any other governmental consents required to consummate the transactions hereunder shall have been obtained.

         12.3 Adverse Proceedings. No order, decree or judgment of any court, agency or other governmental authority shall have been rendered against any party hereto prohibiting or restricting the consummation of the transactions contemplated by this Agreement in accordance with its terms.

         12.4 Deliveries. The Buyer shall have made or stand willing to make all the deliveries required under Section 13.2.



                                   ARTICLE 13

                    DOCUMENTS TO BE DELIVERED AT THE CLOSING

         13.1 Documents to be Delivered by the Sellers. At the Closing, the Sellers shall deliver to the Buyer the following (the "Buyer's Closing Transactions"):

                  (a) instruments of conveyance and transfer, in form and substance reasonably satisfactory to the Buyer and its counsel, effecting the sale, transfer, assignment and conveyance of the Assets to the Buyer, including, but not limited to, the following:

                           (i) assignments of the Station Licenses;

                           (ii) bills of sale for all Assets other than the
Owned Real Property;

                           (iii) warranty deeds for all Owned Real Property;

                           (iv) assignments of the Assumed Contracts; and

                           (v) assignments of all intangible personal property
including all books, records, logs and similar assets;

                  (b) resolutions of the Sellers, authorizing the execution, delivery and performance of this Agreement and the Transaction Documents, certified by the Sellers;

                  (c) good standing certificates of each of the Sellers from their respective states of formation and from the States of Connecticut, Louisiana, Maine, Massachusetts, New Jersey, New York and Texas, as applicable, in each case dated not more than 10 days prior to the Closing;

                  (d) an officer's certificate of each of the Sellers certifying that the conditions set forth in Section 11.1 have been met;

                  (e) an opinion of Proskauer Rose LLP, dated the Closing Date, in substantially the form of Exhibit B; and

                  (f) such other documents as may reasonably be requested by the Buyer's counsel in connection with the Closing of the transactions contemplated by this Agreement.

         13.2 Documents to be Delivered by the Buyer. At the Closing, the Buyer shall deliver to the Sellers the following (the "Sellers' Closing Transactions" and together with the Buyer's Closing Transactions, the "Closing Transactions"):

                  (a) immediately available wire-transferred federal funds as provided in Section 2.1;

                  (b) instruments, in form and substance reasonably satisfactory to the Sellers and their counsel, pursuant to which the Buyer assumes the Assumed Liabilities;

                  (c) good standing certificates of the Buyer from the States of Connecticut, Louisiana, Maine, Massachusetts, New Jersey, New York and Texas, in each case dated not more than 10 days prior to the Closing;

                  (d) an officer's certificate of the Buyer certifying that the conditions set forth in Section 12.1 have been met;

                  (e) an opinion of Eckert Seamans Cherin & Mellott, LLC, dated the Closing Date, in substantially the form of Exhibit C; and

                  (f) such other documents as may reasonably be requested by the Sellers' counsel in connection with the Closing of the transactions contemplated by this Agreement.

                                   ARTICLE 14

                        TRANSFER TAXES; FEES AND EXPENSES

         14.1 Transfer Taxes and Similar Charges. Except as set forth in Section 14.3, all costs of transferring the Assets in accordance with this Agreement, including recordation, transfer and documentary taxes and fees, and any excise, sales or use taxes, shall be borne equally by the Buyer, on the one hand, and the Sellers, on the other hand.

         14.2 Governmental Filing or Grant Fees. Any filing or grant fees imposed by any governmental authority, the consent of which is required for the transactions contemplated hereby, including all filing fees incurred pursuant to
Article 4, shall be borne equally by the Buyer, on the one hand, and the Sellers, on the other hand.

         14.3 Expenses. Each party hereto shall be solely responsible for and shall pay all costs and expenses incurred by it in connection with the negotiation, preparation and performance of and compliance with the terms of this Agreement; provided, that (i) any HSRA filing fees and (ii) any FCC filing fees with regard to the FCC Application shall be borne equally by the Buyer, on the one hand, and the Sellers, on the other hand.


                                   ARTICLE 15

                                 INDEMNIFICATION

         15.1 Indemnification.

                  (a) By BPH. After the Closing occurs, and subject to the terms and provisions of this Agreement, BPH shall, or shall cause the Sellers jointly and severally to, indemnify the Buyer and hold it harmless against any loss, liability, deficiency, damage or expense (including reasonable legal fees and expenses) which the Buyer may suffer, sustain or become subject to (a "Buyer Loss") as a result of (i) any breach of any warranty or misrepresentation made by BPH in this Agreement; (ii) any failure of BPH to perform any covenant or agreement of BPH in this Agreement; (iii) any liability of BPH or the other Sellers not expressly required to be assumed by the Buyer hereunder, including but not limited to any and all liability arising under the Station Licenses or the Assumed Contracts (other than liabilities arising under the Station Licenses or the Assumed Contracts of any of the Acquisition Stations prior to the date of the assumption of such liabilities by a Subsidiary) which accrue or relate to events prior to the Effective Time or arising at any time under the Excluded Contracts; and (iv) the failure of BPH or the other Sellers to obtain a Mandatory Consent as to which the Sellers shall have given a Consent Indemnity Notice. Subject to the other limitations contained in this Agreement, including this Article 15, Sellers shall not be required to indemnify the Buyer with respect to any breach of warranty or misrepresentation: (i) unless the Buyer gives the Sellers written notice of such Buyer Loss in accordance with (and within the time periods provided in) Article 17, and in case of any claim made by the Buyer by reason of a third party claim, such notice shall be accompanied by a copy of such written notice of the third party claimant, and in the case of any claim made by the Buyer other than by reason of a third party claim, some damages or loss shall have been incurred in good faith at or prior to the date of such notice, and (ii) unless and until the aggregate amount of all Buyer Losses for which BPH (or the Sellers) are liable under this Article 15 exceeds $500,000, and in that event BPH (or the Sellers) shall be liable for all Buyer Losses (subject to the limitations provided for in this Agreement); provided, that the foregoing threshold shall not apply to Buyer Losses arising out of breach of any warranty or misrepresentation in Sections 7.1, 7.2, 7.5(a)(i) or the third sentence of 7.6(a). The aggregate liability of BPH and the Sellers for Buyer Losses arising from the breach of any warranty or nonfraudulent misrepresentation by BPH in this Agreement shall be limited to $40,000,000, except that the aggregate liability of BPH and the Sellers for Buyer Losses arising from the breach of any warranty or nonfraudulent misrepresentation in Sections 7.1, 7.2, 7.5(a)(i), 7.8, 7.13 or 7.15 or in the third sentence of Section 7.6(a) shall be limited to an amount equal to the Purchase Price.

                  (b) By the Buyer. After the Closing occurs, and subject to the terms and provisions of this Agreement, the Buyer shall indemnify the Sellers and hold each of them harmless against any loss, liability, deficiency, damage or expense (including reasonable legal fees and expenses) which the Sellers may suffer, sustain or become subject to (a "Seller Loss" and together with a Buyer Loss, a "Loss") as a result of (i) any breach of any warranty or misrepresentation made by the Buyer in this Agreement; (ii) any failure of the Buyer to perform any covenant or agreement of the Buyer in this Agreement; (iii) any of the Assumed Liabilities, including but not limited to any and all liability arising under the Station Licenses or the Assumed Contracts which accrue or relate to events occurring after the Effective Time. Subject to the other limitations contained in this Agreement, including this Article 15, the Buyer shall not be required to indemnify the Sellers with respect to any breach of warranty or misrepresentation: (i) unless the Sellers give the Buyer written notice of such Seller Loss in accordance with (and within the time periods provided in) Article 17, and in case of any claim made by the Sellers by reason of a third party claim, such notice shall be accompanied by a copy of such written notice of the third party claimant, and in the case of any claim made by the Sellers other than by reason of a third party claim, some damages or loss shall have been incurred in good faith at or prior to the date of such notice, and (ii) unless and until the aggregate amount of all Seller Losses for which the Buyer is liable under this Article 15 exceeds $500,000, and in that event the Buyer shall be liable for all Seller Losses (subject to the limitations provided for in this Agreement); provided, that the foregoing threshold shall not apply to Seller Losses arising out of breach of any warranty or misrepresentation in Sections 6.1 or 6.2. The aggregate liability of the Buyer for Seller Losses arising from the breach of any warranty or nonfraudulent misrepresentation by the Buyer in this Agreement shall be limited to $40,000,000, except that the aggregate liability of the Buyer for Seller Losses arising from the breach of any warranty or nonfraudulent misrepresentation in Sections 6.1 or 6.2 shall be limited to an amount equal to the Purchase Price.

                  (c) Third Party Claims. In the case of third party claims, the notice described in Section 15.1(a) or 15.1(b), as the case may be, from the party or parties seeking indemnification thereunder (the "Indemnitee") shall in any event be given within ten days of the filing or assertion of any claim against the Indemnitee stating the nature and basis of such claim;

provided, however, that any delay or failure to notify the party or parties from whom indemnification is sought hereunder (the "Indemnitor") of any claim shall not relieve the Indemnitor from any liability except to the extent that the Indemnitor demonstrates that the defense of such action has been materially prejudiced by such delay or failure to notify. In the case of third party claims, the Indemnitor shall, within a reasonable period under the circumstances but in any event not more than 20 days after receipt by the Indemnitor of notice of such claim, notify the Indemnitee of its intention to assume the defense of such claim. If the Indemnitor assumes the defense of the claim, the Indemnitor shall have the right and obligation (a) to conduct and control any proceedings or negotiations in connection therewith and necessary or appropriate to defend the Indemnitee, (b) to take all other required steps or proceedings to settle or defend any such claims, and (c) to employ counsel to contest any such claim or liability in the name of the Indemnitee or otherwise. In the event an Indemnitor shall be actively defending any claim, the Indemnitee shall not make any settlement of such claim without the written consent of the Indemnitor and shall accept any settlement thereof recommended by the Indemnitor so long as the amount of the claim and all costs and expenses of the Indemnitee in connection therewith are paid or discharged in full by the Indemnitor and the settlement imposes no other burden on the Indemnitee. If the Indemnitor shall not assume the defense of any such claim or litigation resulting therefrom, the Indemnitee may defend against any such claim or litigation in such manner as it may deem appropriate but the Indemnitee may only settle such claim or litigation with the consent of Indemnitor, which consent cannot be unreasonably withheld.

                  (d) Adjustment to Indemnification Payments.

                           (i) In calculating the amount of any Buyer Loss or
Seller Loss resulting from breach of warranty or misrepresentation by BPH or the Buyer, the indemnifying party shall receive credit for any Tax benefits actually recognized by the indemnified party as a result of the Buyer Loss or Seller Loss, as the case may be.

                           (ii) Any amount payable by an indemnifying party to
an indemnified party pursuant to this Section 15.1 shall be reduced by an amount equal to any insurance coverage actually received by the indemnified party with respect to the Loss that gave rise to the indemnification claim. The parties hereto shall be obligated to prosecute, or to cause its appropriate Affiliate to prosecute, diligently and in good faith any claim for Losses with any applicable insurer. In any case where an indemnified party or any of its Affiliates recovers from third parties any amount in respect of a matter with respect to which an indemnifying party has indemnified and paid to it pursuant to this
Article 15, such indemnified party shall promptly pay over to the indemnifying party the amount so recovered (after deducting therefrom the full amount of the expenses reasonably incurred by it in procuring such recovery), but not in excess of the sum of (i) any amount previously so paid by the indemnifying party to or on behalf of the indemnified party in respect of such matter and (ii) any reasonable amount expended by the indemnifying party and its Affiliates in pursuing or defending any claim arising out of such matter.

         15.2 Limitations on Indemnification Provisions; Exclusive Remedy.

                  (a) Waiver of Non-Compensatory Damages. No indemnified party shall be entitled to recover from an indemnifying party for any Losses as to which indemnification is provided under this Agreement any amount in excess of the actual compensatory damages, court costs and reasonable attorney fees suffered by such party; and the Buyer and BPH waive any right to recover punitive, special, exemplary and consequential damages arising in connection with or with respect to Losses under the indemnification provisions hereof.

                  (b) Exclusive Remedy. Notwithstanding anything to the contrary contained in this Agreement, after the Closing, except in the case of fraud, the indemnification provided under this Article 15 shall be the Buyer's and BPH's and the Sellers' sole and exclusive remedy for claims for money damages, against the other, with respect to matters arising under this Agreement, of any kind or nature, or relating to the business of the Subsidiaries and/or the ownership, operation, management, use or control of the Stations.


                                   ARTICLE 16

                               TERMINATION RIGHTS

         16.1 Termination. This Agreement may be terminated at any time prior to the Closing only as follows:

                  (a) automatically, without the need for any further action on the part of any party hereto, upon the first date on which the denial of the FCC Consent becomes a Final Order;

                  (b) by mutual written agreement of the Buyer and BPH;

                  (c) by the Buyer or BPH, by notice to the other, if at any time prior to the Closing Date any event shall have occurred or any state of facts shall exist that renders any of the conditions to its obligations as provided in Section 11.1, in the case of Buyer, or Section 12.1, in the case of BPH, incapable of fulfillment;

                  (d) by the Buyer or BPH, by notice to the other at any time after nine months have elapsed since the date on which the FCC accepts the filing of the FCC Application; or

                  (e) by BPH by notice to the Buyer within 30 days after receipt by BPH of the last of the Phase I environmental reports referred to in Section
9.10 if but only if the aggregate of the contingent liabilities disclosed in such Phase I environmental reports, based upon reasonable cost estimates prepared by the environmental consulting firm which prepared such reports, exceeds the sum of $5,000,000.

Notwithstanding the foregoing, no party hereto may effect a termination hereof if such party is in material default or breach of this Agreement.

         16.2 Effect of Termination. If this Agreement is terminated by BPH pursuant to Section 16.1(c) hereof (a "Draw Condition"), BPH shall be entitled to draw upon and receive the proceeds of the Letter of Credit; and provided further, that if this Agreement is terminated pursuant to any other provision of
Section 16.1, Buyer shall be entitled to a return of, and BPH shall return to Buyer, the original Letter of Credit. BPH'S RIGHTS TO DRAW UPON THE LETTER OF CREDIT AS DESCRIBED ABOVE SHALL NOT BE CONSTRUED AS LIQUIDATED DAMAGES OR IN ANY WAY LIMIT BPH's RIGHTS TO SEEK MONETARY DAMAGES. Notwithstanding any termination of this Agreement pursuant to Section 16.1, the obligations of the parties hereto described in Section 14.3 (Expenses) and Section 10.3 (Confidentiality) will survive any such termination. Notwithstanding any termination of this Agreement pursuant to Section 16.1, no such termination of this Agreement will relieve any party from liability for any misrepresentation or breach of any representation, warranty, covenant or agreement set forth in this Agreement prior to such termination.

         16.3 Waiver of Right to Terminate. Each of the parties hereto shall be deemed to have waived their respective rights to terminate this Agreement upon consummation of the Closing.

         16.4 Specific Performance. The parties recognize and agree that the Buyer and BPH have both relied on this Agreement and expended considerable effort and resources related to the transactions contemplated hereunder, that the right and benefits conferred upon both the Buyer and BPH herein are unique, and that damages may not be adequate to compensate either the Buyer or BPH in the event the other party improperly refuses to consummate the transactions contemplated hereunder. The parties therefore agree that the Buyer and BPH shall be entitled, at their option and in lieu of terminating this Agreement pursuant to Section 16.1, to have this Agreement specifically enforced by a court of competent jurisdiction.


                                   ARTICLE 17

                   SURVIVAL OF REPRESENTATIONS AND WARRANTIES

         Subject to the provisions of Section 15, the representations and warranties contained in this Agreement are and will be deemed and construed to be continuing representations and warranties and shall survive the Closing for a period of 12 months; provided, that (i) the representations and warranties contained in Sections 7.8 and 7.13 shall survive until the end of the statutory limitation period applicable to such claim, (ii) the representations and warranties contained in Section 7.15 shall survive until the fifth anniversary of the Closing Date, and (iii) there shall be no limit on the survival of the representations and warranties contained in Sections 6.1, 6.2, 7.1, 7.2, 7.5(a)(i) and the third sentence of 7.6(a). No claim for breach of warranty or misrepresentation may be brought under this Agreement unless written notice describing in reasonable detail the nature and basis of such claim is given on or prior to the last day of the applicable survival period. In the event such a notice is given, the right to indemnification with respect thereto shall survive the applicable survival period until such claim is finally resolved and any obligations thereto are fully satisfied. Any investigation by or on behalf of any party hereto shall not constitute a waiver as to enforcement of any representation and warranty.

                                   ARTICLE 18

                                OTHER PROVISIONS

         18.1 Benefit and Assignment. This Agreement shall be binding and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. BPH may not assign this Agreement without the prior written consent of the Buyer except that BPH may assign its rights (but not its obligations) under this Agreement to an Affiliate of BPH after the Closing, and to its financing sources as collateral security at any time. Any assignment of this Agreement by the Buyer shall not relieve the Buyer of its obligations hereunder unless BPH consents in writing to such assignment, such consent not to be delayed or withheld unreasonably in light of the financial condition of the assignee and its ability to perform the obligations of the Buyer hereunder.

         18.2 Entire Agreement. This Agreement and the Exhibits and Schedules hereto and embody the entire agreement and understanding of the parties hereto and supersede any and all prior agreements, arrangements and understandings relating to the matters provided for herein. No amendment, waiver of compliance with any provision or condition hereof, or consent pursuant to this Agreement shall be effective unless evidenced by an instrument in writing signed by the party against whom enforcement of any waiver, amendment, change, extension or discharge is sought.

         18.3 Headings. The headings set forth in this Agreement are for convenience only and will not control or affect the meaning or construction of the provisions of this Agreement.

         18.4 Time of the Essence; Computation of Time. Time is of the essence with respect to all dates and time periods contained in the covenants in this Agreement. If after making computations of time provided for in this Agreement, a time for action or notice falls on Saturday, Sunday or a Federal holiday, then such time shall be extended to the next business day.

         18.5 Governing Law. All questions concerning the construction, validity and interpretation of this Agreement will be governed by and construed in accordance with the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

         18.6 Press Releases and Announcements. Except for any public disclosure which any party in good faith believes is required by applicable law (in which case with respect to matters arising prior to the Closing, if practicable, the disclosing party will give the other party an opportunity to review and comment upon such disclosure before it is made):

                  (a) prior to the Closing, no press releases related to this Agreement or any Closing Transaction or other announcements generally to the employees, customers or other Persons having business relationships with the Subsidiaries (it being understood that the Buyer will have the right to contact such Persons in connection with its investigation of the business of the Subsidiaries and the Stations as provided in Section 9.2 and as BPH may otherwise consent (which consent BPH will not unreasonably withhold)) will be issued or made without the mutual approval of BPH and the Buyer;

                  (b) after the Closing, neither BPH nor the Sellers will make any press release or other public announcement of or with respect to the Stations, this Agreement or any Closing Transaction without the Buyer's consent (which consent the Buyer will not unreasonably withhold); and

                  (c) after the Closing, the Buyer will not make any press release or other public announcement of or with respect to this Agreement or any Closing Transaction without BPH's consent (which consent BPH will not unreasonably withhold).

         18.7 Parties in Interest. Nothing in this Agreement, express or implied, is intended to confer on any Person other than the parties and their respective successors and permitted assigns any rights or remedies under or by virtue of this Agreement.

         18.8 Notices. Any notice, demand or request required or permitted to be given under the provisions of this Agreement shall be in writing, addressed to the following addresses, or to such other address as any party may request in writing.

         If to BPH:                 c/o Veronis, Suhler and Associates Inc.
                                    350 Park Avenue
                                    New York, New York  10022
                                    Attn:   Jeffrey T. Stevenson
                                    Fax:    (212) 935-0877

         with a copy to:            Proskauer Rose LLP
                                    1585 Broadway
                                    New York, New York  10036
                                    Attn:   Bertram A. Abrams, Esq.
                                    Fax:    (212) 969-2900

         If to Buyer:               c/o Citadel Broadcasting Company
                                    City Center West
                                    7201 West Lake Mead Boulevard
                                    Suite 400
                                    Las Vegas, Nevada  89128
                                    Attn:   Lawrence R. Wilson
                                    Fax:    (702) 804-5936

         with a copy to:            Eckert Seamans Cherin & Mellott, LLC
                                    600 Grant Street, 44th Floor
                                    Pittsburgh, Pennsylvania  15219
                                    Attn:   Bryan D. Rosenberger, Esq.
                                    Fax:    (412) 566-6099

Any such notice, demand or request shall be deemed to have been duly delivered and received (i) on the date of personal delivery, or (ii) on the date of receipt, if mailed by registered or certified mail, postage prepaid and return receipt requested, or (iii) on the date of a signed receipt, if sent by an overnight delivery service, but only if sent in the same manner to all persons entitled to receive notice or a copy.

         18.9 Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original and all of which together will constitute one and the same instrument.

         18.10 Further Assurances. BPH and the Buyer shall at any time and from time to time after the Closing execute and deliver to the other such further conveyances, assignments, assumptions of Assumed Liabilities and other written assurances as the other may reasonably request in order to vest and confirm in the Buyer (or its assignees) the title and rights to and in all of the Assets to be and intended to be transferred, assigned and conveyed hereunder and to confirm the assumption by the Buyer of the Assumed Liabilities.

         18.11 Severability. Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provisions or the remaining provisions of this Agreement.

         18.12 No Strict Construction. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties, and no presumption or burden of proof will arise favoring or disfavoring any Person by virtue of the authorship of any of the provisions of this Agreement.

         18.13 LIMITATION OF WARRANTIES. THE EXPRESS REPRESENTATIONS OF THE SELLERS CONTAINED IN THIS AGREEMENT ARE EXCLUSIVE. EXCEPT AS SET FORTH IN THIS AGREEMENT, BPH DOES NOT MAKE OR PROVIDE, AND THE BUYER HEREBY WAIVES, ANY WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, AS TO THE ASSETS AND THE BUSINESS OF THE STATIONS AND AS TO THE QUALITY, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, CONFORMITY TO SAMPLES, OR CONDITION OF ANY OF THE ASSETS COMPRISING THE BUSINESS OF THE STATIONS OR ANY PART THEREOF. BPH DISCLAIMS AND NEGATES, AND THE BUYER HEREBY WAIVES, ALL OTHER REPRESENTATIONS AND WARRANTIES, EXPRESS, IMPLIED OR STATUTORY. THERE ARE NO WARRANTIES THAT EXTEND BEYOND THE FACE OF THIS AGREEMENT.

                                   ARTICLE 19

                                   DEFINITIONS

         Unless otherwise stated in this Agreement, the following terms when used herein shall have the meanings assigned to them below (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

         "Affiliate" shall mean any person or entity that is directly or indirectly controlling, controlled by or under common control with the named person or entity.

         "Applicable Law" shall mean all applicable provisions of all (i) constitutions, treaties, statutes, laws (including the common law), rules, regulations, ordinances, codes or orders of any Governmental Entity and (ii) Governmental Approvals.

         "Business Day" whether or not capitalized, shall mean every day of the week excluding Saturdays, Sundays and Federal holidays.

         "Closing Date" shall mean the date on which the Closing is completed.

         "Communications Act" shall mean the Communications Act of 1934, as amended, as in effect from time to time.

         "Contracts" shall mean any oral or written agreement, instrument, document, lease, times sales agreement or Trade Agreement (in each case, including any extension, renewal, amendment or other modification thereof) to which any of the Sellers is a party or is subject or by which any of the Sellers is bound which pertains to the business or properties of the Stations or the Acquisition Stations, including any of the foregoing entered into between the date of this Agreement and the Closing Date as permitted by the terms of this Agreement.

         "Effective Time" shall mean 12:01 a.m., New York, New York time, on the Closing Date.

         "Environmental Requirements" shall mean all federal, state, local and foreign statutes, regulations, ordinances and other provisions having the force or effect of law, and all judicial and administrative orders and determinations which are binding upon the Sellers concerning pollution or protection of the environment, including without limitation all those relating to the generation, handling, transportation, treatment, storage, disposal, distribution, labeling, discharge, release, threatened release, control or cleanup of any hazardous materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise or radiation as such of the foregoing are promulgated and in effect on or prior to the date hereof.

         "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

         "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

         "FCC" shall mean the Federal Communications Commission.

         "FCC Application" shall mean the application or applications that the Sellers and the Buyer must file with the FCC requesting its consent to the assignment to Buyer or its designee of the Station Licenses and on a conditional basis, of the FCC licenses, permits and other authorizations for the Acquisition Stations.

         "FCC Consent" shall mean the action by the FCC granting the FCC Application.

         "FCC Regulations" shall mean all regulations and policies promulgated by the FCC, under the Communications Act or otherwise, as in effect from time to time.

         "Final Order" shall mean action by the FCC (i) which has not been vacated, reversed, stayed, set aside, annulled or suspended (whether under Section 402 or 405 of the Communications Act or otherwise), (ii) with respect to which no timely appeal, request for stay or petition for rehearing, reconsideration or review by any party or by the FCC on its own motion, is pending, and (iii) as to which the time for filing any such appeal, request, petition, or similar document or for the reconsideration or review by the FCC on its own motion under the Communications Act and the rules and regulations of the FCC has expired.

         "GAAP" shall mean generally accepted accounting principles, consistently applied, as in effect on the date hereof.

         "Governmental Approval" shall mean any consent, approval, authorization, waiver, permit, grant, franchise, concession, agreement, license, exemption or order of registration, certificate, declaration or filing with, or report or notice with or to any Governmental Entity.

         "Governmental Entity" shall mean any nation or government, any state or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including, without limitation, any government authority, agency, department, board, commission or instrumentality of the United States, any State of the United States or any political subdivision thereof, any tribunal or arbitrators of competent jurisdiction and any self-regulatory organization.

         "HSRA" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations adopted thereunder.

         "IRS" shall mean the Internal Revenue Service.

         "Knowledge" shall mean with respect to any statement the absence of actual present knowledge of any fact that would render the statement inaccurate.

         "Legal Requirements" shall mean any of the Communications Act, the FCC Regulations, and all other federal, state, foreign and local laws, statutes, codes, rules, regulations, ordinances, judgments, orders, decrees and the like of any Governmental Entity, including common law.

         "Liens" shall mean any mortgage, pledge, hypothecation, lien (statutory or otherwise), security interest or other encumbrance of any kind or nature whatsoever.

         "Material Adverse Effect" shall mean a material adverse effect on the business or operating results of the Stations taken as a whole or on BPH's ability to consummate or cause the consummation of the transactions contemplated hereby.

         "Owned Real Property" shall mean all land, together with all buildings and any improvements located thereon, and all easements and other rights with respect thereto either (i) owned by the Subsidiaries as of the date of this Agreement and used primarily in the conduct of the business and operation of the Stations or (ii) except for purposes of Article 7, acquired by a Subsidiary prior to the Closing Date as part of the assets of an Acquisition Station.

         "Pending Purchase Agreements" means the asset purchase agreements described on Schedule 7.7 relating to the Acquisition Stations.

         "Permitted Liens" shall mean (i) Liens for Taxes not yet due and payable or which are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on the books and records of the Sellers in accordance with GAAP, (ii) liens of carriers, warehousemen, mechanics and materialmen incurred in the ordinary course of business, that individually and in the aggregate do not have a Material Adverse Effect, (iii) zoning, entitlements, land use restrictions and other legal requirements with respect to Owned Real Property that, individually or in the aggregate, do not materially detract from or materially interfere with the present use of the Asset or Assets affected thereby, (iv) easements, rights of way, covenants, conditions, restrictions and other similar charges and encumbrances with respect to the Owned Real Property that are of record and that, individually or in the aggregate, do not materially detract from or materially interfere with the present use of the Asset or Assets affected thereby, and (v) Liens included on Schedule 7.5 or 7.6 that, individually or in the aggregate, do not materially detract from or materially interfere with the present use of the Asset or Assets affected thereby.

         "Person" shall mean an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or any Governmental Entity.

         "Station Licenses" shall mean the licenses, permits and other authorizations, including any temporary waiver or special temporary authorization, issued by the FCC to the Sellers in connection with the conduct of the business and operation of the Stations.

         "Tax" (and, with correlative meaning, "Taxes", "Taxable" and "Taxing") means any (A) federal, state, local or foreign income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, registration, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profits, environmental (including under Section 59A of the Tax Code), customs, duties, real property, real property gains, personal property, capital stock, social security, unemployment, disability, payroll, license, employee or other withholding, or other tax of any kind whatsoever, including any interest, penalties or additions to tax or additional amounts in respect of the foregoing; (B) liability of any corporation for the payment of any amounts of the type described in clause (A) arising as a result of being (or ceasing to be) a member of any affiliated group" (as that term is defined in Section 1504(a) of the Tax Code) (or being included in any Tax Return relating thereto); and (C) liability for the payment of any amounts of the type described in clause (A) or (B) as a result of any express or implied obligation to indemnify or otherwise assume or succeed to the liability of any other Person.

         "Tax Code" shall mean the Internal Revenue Code of 1986, as amended.

         "Tax Return" shall mean any return, declaration, report, claim for refund, information return or other document (including any related or supporting schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of Taxes of any Person or the administration of any Legal Requirement relating to any Taxes.

         "Trade Agreements" mean all trade, barter or similar arrangements for the sale of advertising time other than for cash on the Stations.

         "Transaction Documents" shall mean this Agreement and the Exhibits and Schedules hereto and all other documents to be delivered pursuant to Section
13.1 and 13.2.


                      [End of Text; Signature Pages Follow]

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.


                                    CITADEL BROADCASTING COMPANY


                                    By: /s/ Lawrence R. Wilson
                                       -----------------------------------------
                                       Lawrence R. Wilson
                                       Chairman and Chief Executive officer


                                    BROADCASTING PARTNERS HOLDINGS, L.P.


                                    By: VS&A-BP, LLC, its general partner
                                       -----------------------------------------


                                    By: /s/ Jeffrey T. Stevenson
                                       -----------------------------------------
                                       Jeffrey T. Stevenson
                                       President


                  [Signature Page to Asset Purchase Agreement]

                                    SCHEDULES


Schedule 1.3     -    Excluded Assets
Schedule 6.4     -    Conflicts - Buyer
Schedule 6.6     -    Brokerage - Buyer
Schedule 7.3     -    Conflicts
Schedule 7.4     -    Licenses
Schedule 7.5     -    Real Property
Schedule 7.6     -    Personal Property
Schedule 7.7     -    Contracts
Schedule 7.8     -    Employee Benefits
Schedule 7.9     -    Intellectual Property
Schedule 7.10    -    Litigation
Schedule 7.12    -    Financial Statements
Schedule 7.13    -    Taxes
Schedule 7.14    -    Insurance
Schedule 7.15    -    Environmental Matters
Schedule 7.16    -    Conduct of the Business in the Ordinary Course
Schedule 7.17    -    Brokerage - Seller
Schedule 7.18    -    Related Party Transactions
Schedule 7.19    -    Labor Relations
Schedule 9.14    -    Certain Actions
Schedule 11.5    -    Mandatory Consents


                                    EXHIBITS


Exhibit A        -    Form of Letter of Credit
Exhibit B        -    Form of Opinion of Proskauer Rose LLP
Exhibit C        -    Form of Opinion of Eckert Seamans Cherin & Mellott, LLC


[Pursuant to Regulation S-K, Item 601(b)(2), Registrant agrees to furnish supplementally a copy of these schedules and exhibits to the Securities and Exchange Commission upon request.]